As filed with the Securities and Exchange Commission on February 23, 2017

Registration No. 333-131153

Registration No. 333-151610

Registration No. 333-193392

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-131153

FORM S-8 REGISTRATION STATEMENT NO. 333-151610

FORM S-8 REGISTRATION STATEMENT NO. 333-193392

UNDER THE SECURITIES ACT OF 1933

LINN ENERGY, LLC

(Exact name of registrant as specified in its charter)

Delaware	65-1177591
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

600 Travis Street

Houston, Texas 77002

(281) 840-4000

(Address of Principal Executive Offices) (Zip Code)

Linn Energy, LLC Long-Term Incentive Plan

Amended and Restated Linn Energy, LLC Long-Term Incentive Plan

Linn Energy, LLC Amended and Restated Long-Term Incentive Plan

(Full title of the plans)

Candice J. Wells

Linn Energy, LLC

600 Travis Street

Houston, Texas 77002

(Name and address of agent for service)

(281) 840-4000

(Telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Matthew R. Pacey

Kirkland & Ellis, LLP

600 Travis Street

Suite 3300

Houston, Texas 77002

(713) 835-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) originally filed by Linn Energy, LLC, (the “Company”) with the Securities and Exchange Commission:

•	Registration Statement No. 333-131153, filed on January 19, 2006, registering an aggregate of 3,900,000 units representing limited liability company interests (“Units”) under the Linn Energy, LLC Long-Term Incentive Plan.

•	Registration Statement No. 333-151610, filed on June 12, 2008, registering 8,300,000 Units under the Amended and Restated Linn Energy, LLC Long-Term Incentive Plan.

•	Registration Statement No. 333-193392, filed on January 16, 2014, registering 8,800,000 Units under the Linn Energy, LLC Amended and Restated Long-Term Incentive Plan.

On May 11, 2016, the Company, LinnCo and certain of the Company’s direct and indirect subsidiaries (collectively with the Company and LinnCo, the “Debtors”), filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. The Debtors’ Chapter 11 cases are being administered jointly under the caption In re Linn Energy, LLC, et al., Case No. 16-60040 (the “Chapter 11 Cases”).

As a result of the Chapter 11 Cases, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration all of such securities registered but unsold under the Registration Statements. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas on February 23, 2017. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Act.

LINN ENERGY, LLC

By:	/s/ Candice J. Wells
Name: Candice J. Wells
Title: Senior Vice President, General Counsel and Corporate Secretary